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                                                                       EXHIBIT B



                            CAPITAL PROPERTIES, INC.
                                 100 DEXTER ROAD
                       EAST PROVIDENCE, RHODE ISLAND 02914
                            PHONE: (401) 435-7171
                            FAX:   (401) 435-7179

                                December 2, 1999



To the Shareholders of Capital Properties, Inc.

Dear Fellow Shareholder:

I am pleased to report that on December 2, 1999, the Rhode Island Supreme Court affirmed the Judgment of the Superior Court mandating the State of Rhode Island to pay the condemnation award owed to Capital Properties, Inc. (CPI) and also striking down as illegal the higher tax assessments, the back taxes and the interest thereon imposed by the City of Providence following the condemnation award in 1997 based on property values determined in the condemnation proceeding. The Supreme Court also affirmed the judgment of the Superior Court that CPI was the lawful owner of Parcel 9 and that the City of Providence was without authority to condemn Parcel 9.

The Supreme Court ordered the State to pay to CPI by December 22, 1999, 50% of the condemnation award which together with interest amounts to approximately $6,700,000. With respect to the other half of the condemnation award, during oral argument our counsel, at our direction, offered to let the State retain that half of the judgment and the interest thereon until our claims with respect thereto can be litigated. You may recall that pursuant to a 1987 Agreement with the State of Rhode Island, CPI agreed to remit 50% of any condemnation judgment received by it to the State in consideration of the conveyance to CPI of Parcel
9. We believe that the State may have breached the 1987 Agreement. Further, we contend that interest is not subject to the 50% rebate requirement and dispute the adequacy of the interest. We fully anticipate litigating these issues with the State of Rhode Island.

I am delighted that this long and tortuous litigation has come to an end and that we will soon be receiving the monies due to us. Additionally, the Court's decision with respect to the Providence taxes and Parcel 9 now removes a major barrier to further development of our property in Capital Center. We are hopeful that this action will encourage a number of developers to proceed with their projects.

As always, if you have any questions, you can either contact me or our Treasurer, Barbara J. Dreyer.

                                          Very truly yours,


                                          /s/ Ronald P. Chrzanowski
                                          Ronald P. Chrzanowski
                                          President